Exhibit 23.1
                                                                  ------------


                     CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
Knight/Trimark Group, Inc.


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Knight/Trimark Group, Inc. (the "Company"), for the registration of 7,409,500 shares of the Company's Class A Common Stock, par value $.01 per share pursuant to the Knight/Triamark Group, Inc. 1998 Long Term Incentive Plan and the Knight/Trimark Group, Inc. 1998 Nonemployee Director Stock Option Plan, and the related prospectuses, of our report dated February 10, 1998, except as to Note 15, which is as of April 15, 1998 relating to the consolidated financial statements of Roundtable Partners, L.L.C., which was reorganized as the Company on July 13, 1998, included in the Company's Registration Statement on Form S-1 (File No. 333-51653).


/s/ PricewaterhouseCoopers LLP


New York, New York
January 29, 1999